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                                                                    Exhibit 99.2
                                                                    NEWS RELEASE
INDUSTRIAL SCIENTIFIC
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   CORPORATION                1001 Oakdale Road         Phone 412-788-4353
                              Oakdale, PA 15701-1500    1-800-DETECTS (338-3287)
                              USA                       Fax 412-788-8353

Date:    August 13, 1997
Release: Immediate
Contact: James P. Hart, Vice President Finance and Chief Financial Officer
         412-788-4353

                  INDUSTRIAL SCIENTIFIC CORPORATION ANNOUNCES
            THIRD QUARTER DIVIDEND OF FOUR CENTS ($0.04) PER SHARE

PITTSBURGH, PA--Industrial Scientific Corporation (NASDAQ/NM symbol: ISCX) today announced that the Board of Directors declared a dividend of Four Cents a share ($.04) payable on September 2, 1997 to stockholders on record as of August 25, 1997.

Headquartered in Oakdale, Pennsylvania, Industrial Scientific Corporation designs, manufactures and sells gas monitoring instruments, systems and other technical products for the preservation of life and property.


                              O U R  M I S S I O N
 Design-Manufacture-Sell: The highest quality products for the preservation of life and property
                   Provide: Best customer service available


ISO9001
CERTIFIED